EXHIBIT 5.1

                     SHEPPARD, MULLIN, RICHTER & HAMPTON LLP

December 19, 2003

P-Com, Inc.
3175 S. Winchester Blvd.
Campbell, CA 95008

            Re:   Registration Statement on Form S-1

Ladies and Gentlemen:

      We have acted as special counsel to P-Com, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the Company's registration statement on Form S-1 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to the registration for resale, by the selling stockholders named therein, of up to 602,250,238 shares of the Company's common stock, par value $0.0001 per share (the "Shares"), some of which are issuable upon conversion of certain of the Company's outstanding convertible securities (the "Convertible Securities").

      We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purpose of rendering this opinion. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

      We have reviewed the Company's charter documents, the corporate proceedings taken by the Company in connection with the original issuance and sale of the Shares and the Convertible Securities, and a certificate of an officer of the Company regarding (among other things) the Company's receipt of consideration upon the original issuance and sale of the Shares and the Convertible Securities. Based on the foregoing and assuming the due execution and delivery of certificates representing the Shares, we are of the opinion that:

      1. The Shares that are currently outstanding have been duly authorized by all necessary corporate action on the part of the Company and are validly issued, fully paid and nonassessable.

      2. The Shares that are issuable upon conversion of the Convertible Securities have been duly authorized by all necessary corporation action on the part of the Company and, when issued upon conversion of the Convertible Securities, will be validly issued, fully paid and nonassessable.

      The foregoing opinion is limited to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We express no opinion as

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P-Com, Inc.
December 19, 2003
Page 2


to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

      We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Validity of the Shares" in the prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

      This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

                                     Very truly yours,


                                     /s/ Sheppard, Mullin, Richter & Hampton LLP

                                     SHEPPARD, MULLIN, RICHTER & HAMPTON LLP